EXHIBIT 10.1

FINAL VERSION 3-27-02
PLATINUM OF ILLINOIS, INCORPORATED
STOCK PURCHASE/SALE AGREEMENT

THIS STOCK PURCHASE/SALE AGREEMENT, hereinafter the “Agreement,” is made and entered into as of the 27th day of March 2002, by and between SHELIA LICHTY and LINDA SONNENSCHEIN, hereinafter referred to as the “SELLERS,” and VGC HOLDINGS, INC, A COLORADO CORPORATION, or its Designee/Nominee/Assignee hereinafter referred to as “BUYER.”

RECITALS

WHEREAS, the SELLERS are the owners of 100% of the issued and outstanding stock of an Illinois Corporation identified as the PLATINUM OF ILLINOIS, INCORPORATED, d/b/a “The Platinum Club,” whose principal business premises is located at 215 Madison, Brooklyn, Illinois, and,

WHEREAS, the SELLERS intend and desire to sell, and the BUYER intends and desires to purchase, all of the SELLERS’ interest in their PLATINUM OF ILLINOIS, INCORPORATED stock, on the terms and conditions hereinafter stated;

NOW, THEREFORE, in furtherance of the parties intents and desires, and in consideration of the premises and mutual covenants and agreements between the parties as hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION I

TERMS OF SALE

1.1
SALE OF STOCK:    SELLERS shall sell to BUYER, and BUYER shall purchase and acquire from SELLERS, free of all liabilities and encumbrances, except as hereinafter provided, and subject to all the terms and conditions hereinafter set forth, all of the right, title and interest of SELLERS in and to the stock of PLATINUM OF ILLINOIS, INCORPORATED.

1.2
ASSETS OF PLATINUM OF ILLINOIS, INCORPORATED:    The Assets of the PLATINUM OF ILLINOIS, INCORPORATED include, but are not limited to the equipment, furnishings, fixtures, inventory, and other personal property situated on, and utilized in, the current operation of ThePlatinumClub as an adult entertainment nightclub-liquor bar-restaurant, featuring live, topless and nude entertainment.

1.3
LIQUOR LICENSE:    The “Assets” include a Liquor License that is identified as Brooklyn Liquor License # 2001-023-04 and Illinois Liquor License # 01-1A- 0014399. [Copies of these Licenses are attached to this Agreement].

1.4	EXCLUDED ASSETS: The following assets are excluded from this stock sale transaction:

(i)	All cash and amounts on deposit with financial institutions and all accounts receivable due and payable to PLATINUM OF ILLINOIS, INCPORPORATED at the moment of Closing.

(ii)	All deposits of the PLATINUM OF ILLINOIS, INCORPORATED including, but not limited to, deposits with utilities, insurers, and tax authorities.

(iii)	All claims, rights and causes of action against third parties accrued to SELLERS and/or PLATINUM OF ILLINOIS, INCORPORATED up to the moment of Closing.

(iv)	All credit card receivables accrued to PLATINUM OF ILLINOIS, INCORPORATED up to the time of Closing.

1.5
LEASE OF BUSINESS PREMISES:    This Agreement is conditioned on the BUYER executing a Lease Agreement with RELMSS Service, Inc., [referring to 215 Madison, Brooklyn, Illinois], whose terms are satisfactory to all parties, and whose execution is simultaneous with this Stock Purchase/Sale Agreement. A copy of the aforementioned Lease is attached to this Agreement and marked Exhibit C-Document C.

1.6
TRADENAME:    To the extent that the SELLERS have an interest in the name “The Platinum Club,” the SELLERS here assign any such interest in total to the BUYER as part of the assets included with this sale. SELLERS make no representations with regard to the trade name The Platinum Club, and convey by this Agreement only such interest as they have.

1.7
STOCK PURCHASE PRICE:    The parties agree the Purchase Price for all of the SELLERS stock is Two Million ($2,000,000.00) Dollars. The parties further agree this Stock Purchase Price shall be paid by the BUYER to the SELLERS as follows:

Non-Refundable Deposit on Execution of this Agreement	$100,000.00
[To be paid in the form of two cashiers checks in the amount of $50,000.00. each, payable to Shelia Lichty for $50,000.00 and $50,000.00 to Linda Sonnenschein]

At Closing	$1,900,000.00

[To be paid in the form of two cashiers checks in the amount of $950,000.00 each, payable to Shelia Lichty for $950,000.00 and $950,000.00 to Linda Sonnenschein]

1.8
INDEMNIFICATION:    SELLERS agree to indemnify BUYER and hold BUYER harmless as to any expenses, damages, losses, or liabilities incurred by BUYER as a direct result, and arising out of, SELLERS’ operation of PLATINUM OF ILLINOIS, INCORPORATED prior to Closing this transaction, or as a result of any breach of any of SELLERS’ representations or warranties in this Agreement.

1.9
OFFSET OF INDEMNIFICATION LIABILITIES.    At the Closing of this Agreement Buyer, as Tenant, will execute and enter into a “Lease Agreement for 213-215 Madison, Brooklyn, Illinois” with RELMSS Service, Inc. as Landlord (the “Lease”). Under the Lease Tenant is required to pay base rent in the amount of $15,000 per month, and at the end of a five-year lease term shall have the option to purchase the leased premises for a purchase price of $900,000.

Although RELMMS Service, Inc. has no interest in the Platinum of Illinois Stock Sale it does acknowledge that it will benefit from the aforementioned Lease Agreement that is a condition of the Stock Sale transaction, and that in the absence of its agreement to indemnify the Buyer for the expenses, damages, losses or liabilities incurred by Buyer as a direct result of, and arising out of, Sellers operation of Platinum of Illinois, Incorporated, and for this reason RELMSS Service, Inc. (“Landlord”), and the Tenant, agree to enter into an Offset Agreement at Closing, the substance of which shall be that Buyer shall be allowed to offset against its Lease Payments (defined below) all damages owing from Sellers pursuant to Paragraph 1.8 above;

Tenant’s allowances here are conditioned on Tenant providing notice to the Landlord/RELMSS Service of any activity or event that it believes gives rise to an indemnification claim, to also, simultaneous-with notice to Landlord, provide all materials and information to the Landlord/RELMSS Service upon which Tenant bases its indemnification claim, to provide Landlord/RELMSS Service, Inc, the opportunity to defend any such third party claim, and to not offset any amounts of Rent or Option Sale Price until any defense that the Landlord/RELMSS Service, Inc. has initiated has been concluded Landlord’s execution of the Offset Agreement shall be a condition to Buyer’s obligation to close this transaction.

1.10
PRORATION:    SELLERS and BUYER agree to prorate utilities, prepaid insurance, taxes and rent expenses relating to PLATINUM OF ILLINOIS, INCORPORATED Club business, with SELLERS being responsible to the extent said expenses and charges relate to any time period before the closing of this transaction, and the BUYER shall be responsible to the extent such expenses and charges relate to any period of time after the closing this transaction. These prorations shall be adjustments to sums due at Closing.

1.11
TRANSFER OF UTILITY ACCOUNTS:    BUYER agrees to put all utility accounts related to PLATINUM OF ILLINOIS, INC. [for its business at 215 Madison in Brooklyn] in the name of BUYER or its Designee, Nominee / Assignee as of Closing this transaction. SELLER shall be responsible for Final utility company Statements up to the time of Closing this transaction.

1.12
TRANSFER EXPENSES:    The BUYER agrees to pay any expenses associated with any license transfer or recording expenses or expenses related to notices of Change of Agents, Officers, Shareholders or Amended Annual Report.

1.13
CLOSING DATE:    The Closing Date is on or before close of business on May 1, 2002. or at such other time as agreed by SELLERS and BUYER in writing. Closing shall occur at the PLATINUM OF ILLINOIS, INCORPORATED offices in Brooklyn, Illinois, or such other place as the parties agree in writing.

1.14
BUYER POSSESSION OF LEASED PREMISES/THE ASSETS:    Actual possession of the Assets and the 215 Madison, Brooklyn, Illinois leasehold referenced above shall occur simultaneous with Closing this transaction and complete payment of the sums due at Closing pursuant to this Agreement.

1.15
INCORPORATION OF EXHIBITS:    The parties agree that all of the Exhibits referenced in this Agreement shall be incorporated into this Agreement and are as effective as integral and material parts of this Agreement.

SECTION II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Sellers make the following representations and warranties to Buyer. All representations and warranties that are made are made to the best of Sellers’ pro-closing knowledge and shall refer to the actual knowledge of Sellers, as well as the pro-closing officers and directors of Platinum of Illinois, Incorporated. Sellers’ representations and warranties shall survive the Closing for a period of five years.

2.1
CORPORATE ORGANIZATION:    SELLERS represent and warrants that they are the Directors of PLATINUM OF ILLINOIS, INCORPORATED, and that they are all the shareholders of PLATINUM OF ILLINOIS, INCORPORATED, and that PLATINUM OF ILLINOIS, INCORPORATED is an Illinois domestic, for-profit corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois, with all the requisite corporate power and authority to conduct any lawful business in the State of Illinois, and otherwise to carry on its operation and business as it is now being conducted at the premises at 215 Madison, Brooklyn, Illinois.

2.2
CORPORATE ORGANIZATION:    The SELLERS have the necessary and requisite power to enter into this Agreement and this Agreement has been duly authorized and ratified by the PLATINUM OF ILLINOIS, INCORPORATED corporation Board of Directors to the extent relevant.

2.3
NO VIOLATION OF ARTICLES OR BYLAWS:    Neither the execution and delivery of this Agreement by the SELLERS, or the performance by the SELLERS of their obligations hereunder, nor the consummation by them of the transactions contemplated by this Agreement (a) Violate any provision of the Articles of Incorporation or Bylaws of PLATINUM OF ILLINOIS, INCORPORATED or (b) to the best of the SELLERS’ knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or government authority to which the SELLERS or PLATINUM OF ILLINOIS, INCORPORATED are subject, and which would have a material adverse effect on the Business taken as a whole.

2.4
LITIGATION:    To the best of the SELLERS’S knowledge there is no litigation, arbitration, or administrative proceeding pending or threatened against PLATINUM OF ILLINOIS, INCORPORATED or the assets of PLATINUM OF ILLINOIS, INCORPORATED.

2.5
KNOWLEDGE OF CURRENT VIOLATIONS/ADMINISTRATIVE ACTIONS INVOLVING PLATINUM OF ILLINOIS, INCORPORATED:    PLATINUM OF ILLINOIS, INCORPORATED is not in violation of any order, judgment, injunction or decree outstanding against it the effect of which would be materially adverse to the Business taken as a whole.

2.6
NO WARRANTIES:    SELLERS make no warranty of fitness or merchantability respecting the tangible Assets of PLATINUM OF ILLINOIS, INCORPORATED. This provision does not apply to PLATINUM OF ILLINOIS, INCORPORATED liquor license, which is warranted by SELLERS to be current and in good standing.

2.7
NO WARRANTY AS TO CONDITION OF 215 MADISON, BROOKLYN, ILLINOIS:    The SELLERS make NO WARRANTY as to the quality or condition of the premises at 215 Madison, Brooklyn, Illinois. BUYER shall make all inspections it believes are warranted to assure itself of the suitability and condition of the aforesaid premises.

2.8
ZONING AND PERMITTED USES OF THE PLATINUM OF ILLINOIS, INCORPORATED BUSINESS PREMISES:    215 Madison is zoned Commercial and PLATINUM OF ILLINOIS, INCORPORATED current use of the premises as an adult cabaret, bar and restaurant, featuring live, nude entertainment and liquor by the drink is a permitted use of the property.

2.9
TAX RETURNS.    The SELLERS as Directors of PLATINUM OF ILLINOIS, INCORPORATED have caused to be filed all applicable federal, state and local taxes and assessments, including without limitation, ad valorem, sales, use, excise, franchise, income, real property and personal property taxes on behalf of PLATINUM OF ILLINOIS INCORPORATED. Sellers warrant that all tax returns filed by or on behalf of Platinum of Illinois, Incorporated are substantially accurate, and shall not to the best of Sellers’ knowledge result in any deficiency claim or any material adjustment to amounts reported, and shall not give rise to any liability for additional tax, interest or penalty. Sellers also warrant that no examination of any of the tax returns of Platinum of Illinois, Incorporated is pending, and that neither they nor Platinum of Illinois, Incorporated has been notified by any taxing authority of an intent to conduct an examination of any such tax return.

2.10	TITLE TO ASSETS: SELLERS warrants that PLATINUM OF ILLINOIS, INCORPORATED has good, marketable unencumbered title to the Assets referred to herein free and clear of all liens, claims and encumbrances.

2.11
CURRENT LEASE NEVER IN DEFAULT:    SELLERS warrant that neither they nor PLATINUM OF ILLINOIS, INCORPORATED have ever been in default of any Lease applicable to the PLATINUM OF ILLINOIS, INCORPORATED business premises.

2.12
REPRESENTATIONS RESPECTING CUSTOMERS AND EMPLOYEES:    The SELLERS makes no warranty or representation that the present customers of the business will continue patronizing The Platinum Club following the BUYER’S execution or closing of this Agreement, or that the PLATINUM OF ILLINOIS, INCORPORATED current employees will continue to remain as employees of PLATINUM OF ILLINOIS, INCORPORATED after the execution or Closing of this transaction.

2.13	INSURANCE; Platinum of Illinois, Inc. has maintained in full force and effect a policy of general liability insurance from March 3, 1992 to the date of Closing without any lapses in coverage.

2.14
OWNERSHIP OF SHARES OF STOCK:    The Ten (10) shares of common stock of Platinum of Illinois, Inc. that the Sellers shall convey to the Buyer pursuant to this Agreement represent l00% of all issued and outstanding stock of the Corporation. There are no other shares of common stock issued and outstanding, nor any options, warrants or debt instruments convertible into stock, nor any other equity interest in Platinum of Illinois, Inc. that are, or at Closing shall be, issued and outstanding. Only one class of stock, common capital stock, is authorized and only Ten (10) shares of common capital stock have ever been issued from the date of incorporation of Platinum of Illinois, Inc. to the present.

SECTION THREE

REPRESENTATIONS AND WARRANTIES OF BUYER

BUYER hereby represents and warrants to the SELLERS as follows:

3.1
FINANCIAL ABILITY TO PURCHASE THE STOCK OF SELLERS AND SELLERS’ RELIANCE ON FINANCIAL INFORMATION:    The BUYER represents and warrants that it has, or has immediate access to, funds sufficient to purchase the SELLERS stock, within the time periods, and within the manner and at the amounts specified in this Agreement.

3.2
BUYER’S ACKNOWLEDGMENT OF SELLERS’ RELIANCE ON BUYER REPRESENTATIONS:    BUYER acknowledges that SELLERS has placed great reliance on the veracity of BUYER’S statements that it has the financial ability to complete the transaction set out in this Agreement.

3.3
IDENTITY OF BUYER AND SUBSTITUTION THEREOF.    The BUYER is represented and identified as VGC HOLDINGS, INC, a Colorado corporation. BUYER represents that it is duly organized and validly existing Colorado corporation, with all the requisite power and authority to transact the business which is the subject matter of this Agreement, and that this Agreement has been duly authorized by the Board of Directors of VGC Holdings, Inc.

3.4	BINDING OBLIGATION OF BUYER: BUYER warrants, represents and agrees this Agreement is a legal, valid and binding obligation of the BUYER.

3.5
QUALIFICATIONS TO HOLD ILLINOIS LIQUOR LICENSE.    The BUYER represents that it is familiar with Illinois liquor law regarding qualifications to hold an Illinois liquor license and further represents that the BUYER corporation and its directors, shareholders, agents and officers are qualified and eligible to possess an Illinois liquor license or permit to dispense alcoholic beverages.

3.6
NO VIOLATION:    Neither the execution and delivery of this Agreement by the BUYER, the performance by the BUYER of its obligations hereunder, nor the consummation by it of the transactions contemplated by this Agreement will (a)

violate any provision of the Articles of Incorporation or Bylaws of the BUYER, or (b) to the best of the BUYER’S knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or government authority to which the BUYER is subject.

3.7
CORRECTIONS TO IDENTIFY NEW SHAREHOLDERS:    BUYER agrees after Closing that it will delete and correct any materials or references it receives from third parties showing Shelia Lichty or Linda Sonnenschien as having any position or ownership of PLATINUM OF ILLINOIS, INCORPORATED. BUYER agrees to not hold itself or PLATINUM OF ILLINOIS, INCORPORATED out, after Closing, as having any connection with Shelia Lichty or Linda Sonnenschien.

3.8
BUYER INSPECTION OF 215 MADISON, BROOKLYN, ILLINOIS:    The BUYER agrees it has fully inspected 215 Madison, Brooklyn, Illinois, [the business premises of PLATINUM OF ILLINOIS, INCORPORATED ], including but not limited to inspection focused corporate tangible assets, existing equipment, fixtures, structural, electrical, plumbing, roof, heating-ventilation-air conditioning systems, plate glass, decorative glass, interior or exterior finish, and exterior paving systems, and accepts the Premises to be leased in AS IS/WHERE IS, ALL FAULTS AND CONDITIONS ACCEPTED condition.

SECTION FOUR

ADDITIONAL COVENANTS

4.1
DOCUMENTS ON AGREEMENT EXECUTION:    On execution of this Agreement the BUYER and SELLERS shall each receive a fully executed copy of this Agreement, all Exhibits and Attachments to this Agreement including the following Documents:

Document Number 1	Articles of Incorporation-PLATINUM OF ILLINOIS INCORPORATED. [Attached]
Document Number 2	2001-Year end Profit and Loss Statement from PLATINUM OF ILLINOIS, INCORPORATED. [Alreadysupplied to BUYER].
Document Number 3
LEASE AGREEMENT, referring to 215 Madison, Brooklyn, Illinois, between RELMSS Service, Inc. as Lessor, and VGC HOLDINGS, INC, A COLORADO CORPORATION, as Lessee, to be executed simultaneous with this Agreement. [Attached].

Document Number 4-5	SELLERS Shares in PLATINUM OF ILLINOIS, INC. endorsed to VGC, HOLDINGS, INC., or its Designee/Nominee/Assignee.

Document 6	The stock book and stock transfer record of Platinum of Illinois, Inc.
Document 7	The original stock certificates representing all 10 shares of common stock owned by sellers, endorsed in blank and in suitable form for transfer to Buyer.
Document 8	All business, financial accounting and tax records of Platinum of Illinois, Inc., without exception.
Document 9	Offset Agreement of Landlord and Tenant as described in paragraph 1.9 of this Agreement.

4.2	CLOSING DOCUMENTS. In addition to the above, at Closing Date the SELLERS shall deliver to the BUYER the following.

(i)	PLATINUM OF ILLINOIS, INCORPORATED Corporate Book and Seal.

(ii)	Any existing maintenance and/or warranty records related to Assets conveyed by this Agreement.

(iii)
Resolutions of the PLATINUM OF ILLINOIS, INCORPORATED Board of Directors and Shareholders of the SELLERS accepting resignations of Officers and Directors and acknowledging this sale, and appointing Troy Lowrie or his designee a Director and President of PLATINUM OF ILLINOIS, INCORPORATED.

4.3	BUYER TO DELIVER TO SELLER: At Closing the BUYER shall deliver to the SELLERS the following:

(i)	Two Cashiers’ checks in the amount $950,000.00 each payable to Shelia Lichty and Linda Sonnenschien respectively.

(ii)	Written Acknowledgment and Ratification of VGC HOLDINGS, Inc. authorizing and ratifying this Agreement.

SECTION FIVE

CONDITIONS PRECEDENT

5.1
CONDITIONS OF SELLERS:    The obligations of the SELLERS hereunder are subject to satisfaction of each of the following conditions (all of which may be waived in whole or in part by the SELLERS) on or prior to the Closing Date:

(i)	BUYER shall provide evidence, satisfactory to the SELLERS, and prior to the close of business on March 28, 2002 that it has the financial ability to close this transaction, less any deposits made.

(ii)	That the representations and warranties of the BUYER are true and correct.

(iii)
BUYER shall have delivered to the SELLERS, on or before close of business on March 28, 2002, a BUYER executed original of this Stock Purchase-Sale Agreement, along with the requisite $100,000.00 non- refundable deposit payable to SELLERS [$50,000.00 payable to each Seller] in cashiers check funds.

(iv)
On or before March 28, 2002, a certified copy of the resolutions of the Board of Directors and Shareholders of the BUYER duly authorizing the execution, delivery and performance of this Agreement, and accepting and agreeing to all the terms and conditions herein.

(v)	Simultaneous with Closingthis Stock Purchase Agreement BUYER shall obtain a Lease for the premises of 215 Madison, Brooklyn, Illinois.

5.2
CONDITIONS OF THE BUYER:    The obligations of the BUYER hereunder are subject to satisfaction of each of the following conditions (all or any part of which may be waived by the BUYER) on or prior to the Closing Date:

(i)	The Representations and Warranties of the SELLERS contained in this Agreement shall be true and correct.

(ii)	BUYER shall obtain a Lease for the premises of 215 Madison, Brooklyn, Illinois.

(iii)	Landlord and Tenant shall have mutually executed and delivered to each other the Offset Agreement described in paragraph 1.9.

In the event SELLER does not close the AGREEMENT for the purchase of the stock of Platinum of Illinois, Incorporated because of a failure of any of the foregoing conditions’ the deposit paid by BUYER pursuant to Paragraph 1.7 shall be returned to BUYER, notwithstanding any contrary provision of this Agreement.

SECTION SIX

MISCELLANEOUS

6.1
CONFIDENTIALTY:    The BUYER and the SELLERS agree to keep the terms and timing related to this Agreement confidential. Release of information contained in this Agreement to persons who are not principals, counsel, accountants, lenders of BUYER or SELLERS, or immediate staff to BUYER or SELLERS, could impair the operation and continuity of the SELLERS Business pending the Closing Date.

6.2	COOPERATION: BUYER and SELLERS agree to cooperate with one another to assure a smooth transition of business ownership.

6.3
FURTHER ASSURANCES:    SELLERS and BUYER jointly and severally agree to use their best efforts to obtain any consents or approvals by any third party of Government authority or agency, which are required or deemed desirable by BUYER in connection with the completion of the transactions contemplated by this Agreement.

6.4	AMENDMENT-MODIFICATION: THIS AGREEMENT MAY NOT BE AMENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED ON BEHALF OF EACH OF THE PARTIES HERETO.

6.5	FEES AND EXPENSES: Except as otherwise provided herein, the parties hereto shall bear their own costs and expenses incurred in connection with this transaction.

6.6	BROKERAGE. The BUYER and SELLERS agree there is NO brokerage obligation or relationship related to this transaction.

6.7
NOTICES TO THIRD PARTIES, VENDORS.    Following the Closing Date the SELLERS will notify all persons-entities-government agencies and regulatory authorities which had any business or regulatory relationship with the SELLERS that the SELLERS have sold their interest in the business and stock of PLATINUM OF ILLINOIS, INCORPORATED, and that the SELLERS are no longer involved in any business at the 215 Madison, Brooklyn, Illinois location.

6.8	BULK SALES. The parties agree UCC Bulk Sales provisions are not applicable.

6.9	ASSIGNMENT. No party shall assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other party.

6.10	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns.

6.11
PRESERVATION OF THE BUSINESS.    Without purporting to make any commitment on behalf of BUYER, SELLERS shall exercise all reasonable efforts to: (i) preserve the present relationship of PLATINUM OF ILLINOIS, INCORPORATED with all persons having business dealings with PLATINUM OF ILLINOIS, INC., (ii) preserve and maintain in force all licenses, permits, registrations, franchises, and other similar rights applicable to PLATINUM OF ILLINOIS, INCORPORATED, and (iii), preserve PLATINUM OF ILLINOIS, INCORPORATED’s customer base.

6.12
NOTICE OF BREACH OR FAILURE OF CONDITION.    BUYER will give notice promptly to SELLERS of the occurrence of any event or the failure of any event to occur that would preclude the satisfaction of any term or condition contains herein.

6.13
NOTICES.    Any notice, demand or request required or permitted to be given under any provision of this Agreement shall be in writing and delivered personally or by certified or registered mail (with return receipt requested, and postage prepaid) to the following address, or to such other address as either party may request by notice in writing to the other party:

If to BUYER	Troy Lowrie 1601 W. Evans Denver, Colorado 80223

and

Michael Ocello 1401 Mississippi Avenue Sauget, Illinois 62201

If to SELLERS	Michael Di Cavalcante, J.D 11724 Hemlock Drive Overland Park, KS 66210 Attorney for Sellers

6.14
ENTIRE AGREEMENT.    This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, understanding, negotiations and discussions between the parties and/or their counsel on the subject of this Agreement or topic(s) related to this Agreement. No amendment, modification or waiver of this Agreement shall be binding unless evidenced by an instrument in writing signed by the BUYER and SELLERS.

6.15	CONSTRUCTION. The captions and headings of this Agreement are for convenience and reference only, and shall not control or effect the meaning or construction of this Agreement.

6.16	CHOICEOFLAW. This Agreement shall be construed, governed, and enforced in accordance with the laws of the State of Illinois.

6.17
SEVERABILITY.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted. The invalidity or unenforceability of any provision of this Agreement to any person or circumstance shall not affect the validity or enforceability of such provision as it may apply to any other persons or circumstances.

6.18
WAIVER.    The failure in one or more instances of a party to insist upon performance of any of the terms, conditions and covenants set forth in this Agreement, or the failure of a party to exercise any right or privilege conferred by this Agreement, shall not thereafter be construed thereafter as waiving their right to insist upon performance of such terms, conditions or covenants or the rights to exercise such privileges and rights, which shall continue to remain in full force and effect as if no forbearance had occurred.

6.19
ATTORNEYS FEES.    In the event it becomes necessary for either party to file a suit to enforce this Agreement, or any provision contained herein, and either party prevails in such action, then such part shall be entitled to recover, in addition to all other remedies and damages, reasonable attorneys fees and court costs incurred in such suit.

6.20
MEDIATION.    In the event of a dispute between the parties concerning the subject matter of this Agreement the parties agree to first informally mediate their dispute prior to instituting any litigation.

6.21
COUNTERPARTS.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together will constitute for all purposes one and the same instrument.

6.22	FACSIMILE SIGNATURE. The parties agree a facsimile signature shall be as effective as an original.

6.23
AGREEMENT NOT TO COMPETE.    The SELLERS, who are the sole shareholders of the PLATINUM OF ILLINOIS, INCORPORATED stock, agree that for a period of three years after the Closing Date that they will not, directly or indirectly, own or have any interest in an adult oriented nightclub or bar, within fifteen (15) miles of Brooklyn, Illinois.

6.24
ASSISTANCE OF COUNSEL.    SELLERS states that it has had the assistance and counsel of Michael Di Cavalcante, Esq. in the review of the terms and conditions of this Agreement; The BUYER states that it has had the assistance of Fred Cohen, Esq. and Ron Lewis, Esq., in the review of the terms and condition of this Agreement.

6.25
SURVIVAL OF COVENANTS, REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION’S.    All covenants, representations and warranties made by any party to this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement. The representations and warranties made by either party in this Agreement shall survive the Closing indefinitely.

SECTION SEVEN

AGREEMENT TERMINATION, BREACH, FAILURE TO PERFORM,
DEFAULT AND LIQUIDATED DAMAGES

7.1
BUYER’S TERMINATION PRIOR TO CLOSING.    If the BUYER terminates this Agreement prior to closing then the $100,000.00 deposit paid by BUYER to SELLERS shall be retained by the SELLERS as liquidated damages of SELLERS in recognition of the (i), loss of opportunity to market and sell the subject stock, and (ii) the sizeable legal expense incurred by SELLERS to negotiate and interact with BUYER representative concerning this Agreement.

7.2
SELLERS’ TERMINATION PRIOR TO CLOSING:    If Sellers terminate this Agreement prior to Closing/or any reason other than the death or disability of one of the Sellers, or Buyer’s misrepresentation of Buyer’s Warranties and Represen-tations, or Buyer’s failure to perform pursuant to the terms of this Stock Purchase Agreement, then the Seller shall return all of the Buyer’s $100,000,00 deposit and shall be liable to Buyer for liquidated damages in the amount of $100,000.00. Sellers acknowledge that the liquidated damages provision provided herein presents a good faith effort to determine the damages that would be suffered by Buyer in the event of Sellers’ default, which damages are incapable of exact calculation, and that the liquidated damage amount is not a penalty.

SECTION EIGHT

DUE DILIGENCE

8.1
DUE DILIGENCE.    BUYER and SELLERS agree that SELLERS has provided BUYER access and information concerning the financial affairs and operational systems of PLATINUM OF ILLINOIS, INCORPORATED. Notwithstanding this, the parties agree that during the fifteen-(15) days following execution of this Agreement the SELLERS shall provide BUYER, its accountant and legal representatives whatever additional access to the business premises and records of PLATINUM OF ILLINOIS, INCORPORATED as BUYER requires to investigate the operation and affairs of PLATINUM OF ILLINOIS, INCORPORATED. BUYER acknowledges that PLATINUM OF ILLINOIS, INCORPORATED has in its possession only records dating back to when SELLERS created PLATINUM OF ILLINOIS INCORPORATED. If, during or following, the Due Diligence period the BUYER decides, unilaterally, to not proceed with Closing, the BUYER agrees the SELLERS shall retain the $100,000.00 non-refundable deposit without any further claim from BUYER.

SECTION NINE

9.1
1031 EXCHANGE:    The BUYER agrees to cooperate with the SELLERS to effect a transfer-sale of the Property, which is the subject of this transaction, in conformity with IRC Section 1031 [tax free exchange] as long as any such cooperation does not alter SELLERS obligations to Buyer herein.

AGREED:

SELLERS

/s/    SHELIA LICHTY    03-27-02

SHELIA LICHTY/SELLER/DATE

/s/    LINDA SONNENSCHEIN    03-27-02

LINDA SONNENSCHEIN/SELLER/DATE

BUYER

VGC HOLDINGS, INC, A COLORADO CORPORATION

By:    /s/    TROY LOWRIE

[BUYER-Its Authorized Representative]